                   U.S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 FORM 12b-25


                         NOTIFICATION OF LATE FILING


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                               SEC FILE NUMBER
                                   814-153
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                                 CUSIP NUMBER
                                     NONE
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[X] Form 10-K and   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q and   [ ] Form N-SAR
    Form 10-KSB                                         Form 10-QSB


      For Period Ended:    DECEMBER 31, 1997
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      [ ]   Transition Report on Form 10-K
      [ ]   Transition Report on Form 20-F
      [ ]   Transition Report on Form 11-K
      [ ]   Transition Report on Form 10-Q
      [ ]   Transition Report on Form N-SAR

      For the Transition Period Ended:
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

      Full Name of Registrant

       UNIVERSAL BRIDGE FUND, INC.
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      Former name, if applicable


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      Address of Principal Executive Office (Street and Number)

       8000 TOWERS CRESCENT DRIVE, SUITE 1070
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      City, State and Zip Code VIENNA, VIRGINIA 22182
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PART II - RULES 12b-15(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q, Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.


      Based on certain legal precedents, the registrant has submitted a request to the staff of the Securities and Exchange Commission (the "SEC") to refrain from taking any enforcement action against the registrant in the event that the registrant does not file an Annual Report on Form 10-K for its fiscal year ended December 31, 1997. The registrant is requesting this extension to preserve its ability to timely file an Annual Report on Form 10-K in the event that the staff of the SEC fails to grant such no action relief and the registrant is required to file such Annual Report on Form 10-K.


PART IV - OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification
              ROBERT F. MAUER                         (703) 448-3771
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                  (Name)                        (Area code)(Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [ ] Yes   [X] No




                         UNIVERSAL BRIDGE FUND, INC.
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               (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:        March 31, 1998                  By: /s/ Robert F. Mauer
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                                             Name:  Robert F. Mauer
                                             Title: Treasurer